Exhibit 3.9

ARTICLES OF ORGANIZATION

OF

WORLDSPAN XOL LLC

I.                                         NAME.  The name of the Limited Liability Company is WORLDSPAN XOL LLC (the “Company”).

II.                                     MANAGEMENT.  Management of the Company is vested in its sole Member, WORLDSPAN, L.P., who may from time to time in its discretion appoint one or more officers to manage the business and affairs of the Company.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization, this 13th day of January 2000.

/s/ David G. Thunhorst
David G. Thunhorst
As Organizer